Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS THIRD QUARTER 2017 RESULTS

•	Net income was $2.80 per share, including net positive adjustment items of $0.15 per share. Adjusted net income was $2.65 per share (refer to the GAAP reconciliation table on page 14).

•	Medical enrollment has increased by approximately 0.3 million members in 2017, or 0.8%, totaling approximately 40.3 million members as of September 30, 2017.

•	Company now expects medical enrollment to grow by nearly 100 - 300 thousand members for the full year 2017.

•	Full year 2017 GAAP net income is now expected to in the range of $10.80 - $10.90 per share. Full year adjusted net income is now expected to be in the range of $11.90 - $12.00 per share (refer to the GAAP reconciliation table on page 14).

•	Fourth quarter 2017 dividend of $0.70 per share declared to shareholders.

Indianapolis, Ind. – October 25, 2017 – Anthem, Inc. (NYSE: ANTM) today announced that third quarter 2017 net income was $746.9 million, or $2.80 per share. These results included net positive adjustment items of $0.15 per share. Net income in the third quarter of 2016 was $617.8 million, or $2.30 per share, which included net negative adjustment items of $0.15 per share.

Excluding the items noted in each period, adjusted net income was $2.65 per share in the third quarter of 2017 compared to the adjusted net income of $2.45 per share in the prior year quarter (refer to page 14 for a reconciliation to the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles, or “GAAP”).

“Our solid third quarter 2017 results reflect continued operating momentum across our Commercial and Government businesses and our focus on improving affordability and choice for our customers. We are committed to advancing our ability to improve the quality and affordability of healthcare,” said Joseph R. Swedish, chairman, president and chief executive officer.

“We continue to be pleased with the execution of our business segments during 2017 and have increased our 2017 outlook to reflect the strong performance during the third quarter,” said John Gallina, executive vice president and chief financial officer.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 40.3 million members at September 30, 2017, an increase of 347 thousand members, or 0.9 percent, from 39.9 million at September 30, 2016. Commercial & Specialty Business enrollment increased by 278 thousand medical members as the Company experienced growth in both self-funded and fully-insured Local Group businesses, partially offset by a decline in membership in the National and Individual businesses. Enrollment also grew by 61 thousand in the Medicare business and 16 thousand in the Medicaid business.

Medical enrollment declined by 130 thousand, or 0.3 percent, sequentially during the third quarter of 2017. The decrease reflected enrollment declines in the National, Medicaid, and Individual businesses, partially offset by growth in the Large Group self-funded and Medicare businesses.

Operating Revenue: Operating revenue was $22.1 billion in the third quarter of 2017, an increase of $1.0 billion, or 4.6 percent, versus the $21.1 billion in the prior year quarter. The growth in revenue reflected premium rate increases to cover overall cost trends across our business. Additionally, the increase was driven by higher enrollment in the Medicare and Medicaid businesses as well as Local Group insured and self-funded businesses. These increases were partially offset by the impact of the one year waiver of the health insurance tax in 2017 and lower current year risk adjustment accruals during the quarter.

Benefit Expense Ratio: The benefit expense ratio was 87.0 percent in the third quarter of 2017, an increase of 150 basis points from 85.5 percent in the prior year quarter. The increase, as expected, was largely driven by the impact of the one year waiver of the health insurance tax in 2017. The increase was partially offset by the impact of a retroactive revenue adjustment in the Medicaid business and improved medical cost performance in the Individual and Large Group businesses.

Medical claims reserves established at December 31, 2016 developed better than the Company’s expectation during the first nine months of 2017.

Medical Cost Trend: For the full year 2017, the Company now expects underlying Local Group medical cost trend to be in the range of 6.5% - 7.0%, with a bias toward the low end of the range.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 40.5 days as of September 30, 2017, unchanged from 40.5 days as of June 30, 2017.

SG&A Expense Ratio: The SG&A expense ratio was 13.6 percent in the third quarter of 2017, a decrease of 120 basis points from 14.8 percent in the third quarter of 2016. The decrease, as expected, was primarily driven by the impact of the one year waiver of the health insurance tax in 2017 and the impact of fixed cost leverage on operating revenue growth. These items were partially offset by the impact of increased spend to support growth initiatives during the current year quarter.

Operating Cash Flow: Operating cash flow was $2.4 billion, or 3.2 times net income in the third quarter of 2017, and approximately $5.5 billion, or 2.1 times net income for the first nine months of 2017. The Company now expects its full year 2017 operating cash flow to be greater than $4.0 billion.

Share Repurchase Program: During the third quarter of 2017, the Company repurchased 5.9 million shares of its common stock for $1.1 billion, or a weighted-average price of $189.85. During the first nine months of 2017, the Company repurchased 8.8 million shares of its common stock for $1.6 billion, or a weighted average price of $186.80. As of September 30, 2017, the Company had approximately $2.5 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the third quarter of 2017, the Company paid a quarterly dividend of $0.70 per share, representing a distribution of cash totaling $181.4 million.

On October 24, 2017, the Audit Committee declared a fourth quarter 2017 dividend to shareholders of $0.70 per share. On an annualized basis, this equates to a dividend of $2.80 per share. The fourth quarter dividend is payable on December 21, 2017 to shareholders of record at the close of business on December 5, 2017.

Investment Portfolio & Capital Position: During the third quarter of 2017, the Company recorded net realized gains on financial instruments totaling $114.7 million and other-than-temporary impairment losses totaling $5.6 million. During the third quarter of 2016, the Company recorded net realized gains of $88.8 million and other-than-temporary impairment losses totaling $11.0 million.

As of September 30, 2017, the Company’s net unrealized gain position in the investment portfolio was $860.8 million, consisting of net unrealized gains on equity and fixed maturity securities totaling $423.9 and $436.9 million, respectively. As of September 30, 2017 cash and investments at the parent company totaled approximately $2.0 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.
Reportable Segment Highlights
(Unaudited)

(In millions)	Three Months Ended September 30				Nine Months Ended September 30
	2017	2016	Change		2017	2016	Change
Operating Revenue
Commercial & Specialty Business	$10,052.1	$9,656.8	4.1%		$30,650.5	$29,064.9	5.5%
Government Business	12,037.3	11,462.4	5.0%		35,946.4	33,627.4	6.9%
Other	7.3	6.0	21.7%		17.3	16.8	3.0%

Total Operating Revenue[1]	$22,096.7	$21,125.2	4.6%		$66,614.2	$62,709.1	6.2%

Operating Gain / (Loss)
Commercial & Specialty Business	$534.6	$637.7	(16.2)%		$2,804.9	$3,006.0	(6.7)%
Government Business	457.5	478.9	(4.5)%		1,069.4	1,254.4	(14.7)%
Other	(10.1)	(38.5)	NM	[2]	(79.9)	(111.7)	NM	[2]

Total Operating Gain[1]	$982.0	$1,078.1	(8.9)%		$3,794.4	$4,148.7	(8.5)%

Operating Margin
Commercial & Specialty Business	5.3%	6.6%	(130	) bp	9.2%	10.3%	(110	) bp
Government Business	3.8%	4.2%	(40	) bp	3.0%	3.7%	(70	) bp
Total Operating Margin[1]	4.4%	5.1%	(70	) bp	5.7%	6.6%	(90	) bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $534.6 million in the third quarter of 2017, a decrease of $103.1 million, or 16.2 percent, from $637.7 million in the third quarter of 2016. The decrease was driven by increased spend to support growth initiatives during the current year quarter and the impact of the one year waiver of the health insurance tax in 2017. The decrease was partially offset by improved medical cost performance in the Individual and Large Group businesses.

Government Business: Operating gain in the Government Business segment was $457.5 million in the third quarter of 2017, a decrease of $21.4 million, or 4.5 percent, from $478.9 million in the third quarter of 2016. The decrease reflects increased spend to support growth initiatives during the current year quarter and the impact of the one year waiver of the health insurance tax in 2017. These decreases were partially offset by the timing impact of a retroactive revenue adjustment in the Medicaid business.

Other: The Company reported an operating loss of $10.1 million in the Other segment for the third quarter of 2017, compared with an operating loss of $38.5 million in the prior year quarter. The decrease was primarily driven by lower terminated Cigna acquisition related expenses.

OUTLOOK

Full Year 2017*:

•	Net income is now expected to be in the range of $10.80 - $10.90 per share, including approximately $1.10 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be in the range of $11.90 - $12.00 per share (refer to the GAAP reconciliation table on page 14).

•	Medical membership is now expected to be in the range of 40,000,000 - 40,200,000. Fully insured membership is now expected to be in the range of 15,100,000 - 15,200,000 and self-funded membership is now expected to be in the range of 24,900,000 - 25,000,000.

•	Operating revenue is expected to be in the range of $88.5 - $89.5 billion.

•	Benefit expense ratio is now expected to be in the range of 86.8% plus or minus 30 basis points.

•	SG&A ratio is now expected to be in the range of 13.8% plus or minus 30 basis points.

•	Operating cash flow is now expected to be greater than $4.0 billion.

* This outlook includes the impact of the Penn Treaty assessments, 2015 cyber attack litigation settlement, and terminated Cigna acquisition transaction costs incurred during the first nine months of 2017, but does not include any transaction or legal costs associated with the terminated Cigna acquisition beyond those incurred in the first nine months of 2017.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management (refer to page 14 for the GAAP reconciliation tables).

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s third quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1092 (Domestic)	800-475-6701 (Domestic Replay)
612-288-0337 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 403160. The replay will be available from 11:00 a.m. EDT today, until the end of the day on November 9, 2017. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Will Feest, 317-488-6057	Jill Becher, 414-234-1573
William.feest@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 73 million people served by its affiliated companies, including more than 40 million within its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	September 30, 2017	September 30, 2016	December 31, 2016	September 30, 2016	December 31, 2016
Medical Membership

Customer Type
Local Group	15,857	15,363	15,429	3.2%	2.8%
Individual	1,696	1,757	1,664	(3.5)%	1.9%

National:
National Accounts	7,718	7,768	7,741	(0.6)%	(0.3)%
BlueCard®	5,491	5,596	5,550	(1.9)%	(1.1)%

Total National	13,209	13,364	13,291	(1.2)%	(0.6)%
Medicare	1,498	1,437	1,438	4.2%	4.2%
Medicaid	6,433	6,417	6,527	0.2%	(1.4)%
FEP	1,564	1,572	1,570	(0.5)%	(0.4)%

Total Medical Membership	40,257	39,910	39,919	0.9%	0.8%

Funding Arrangement
Self-Funded	24,945	24,671	24,688	1.1%	1.0%
Fully-Insured	15,312	15,239	15,231	0.5%	0.5%

Total Medical Membership	40,257	39,910	39,919	0.9%	0.8%

Reportable Segment
Commercial & Specialty Business	30,762	30,484	30,384	0.9%	1.2%
Government Business	9,495	9,426	9,535	0.7%	(0.4)%

Total Medical Membership	40,257	39,910	39,919	0.9%	0.8%

Other Membership
Life and Disability Members	4,717	4,689	4,732	0.6%	(0.3)%
Dental Members	5,803	5,454	5,486	6.4%	5.8%
Dental Administration Members	5,351	5,377	5,294	(0.5)%	1.1%
Vision Members	6,905	6,111	6,388	13.0%	8.1%
Medicare Advantage Part D Members	693	619	629	12.0%	10.2%
Medicare Part D Standalone Members	320	353	350	(9.3)%	(8.6)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended September 30
	2017	2016	Change
Revenues
Premiums	$20,797.0	$19,786.1	5.1%
Administrative fees	1,289.2	1,330.0	(3.1)%
Other revenue	10.5	9.1	15.4%

Total operating revenue	22,096.7	21,125.2	4.6%
Net investment income	220.2	200.9	9.6%
Net realized gains on financial instruments	114.7	88.8	29.2%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(5.6)	(15.1)	(62.9)%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	4.1	(100.0)%

Other-than-temporary impairment losses recognized in income	(5.6)	(11.0)	(49.1)%

Total revenues	22,426.0	21,403.9	4.8%
Expenses
Benefit expense	18,103.6	16,922.5	7.0%
Selling, general and administrative expense:
Selling expense	347.9	338.5	2.8%
General and administrative expense	2,663.2	2,786.1	(4.4)%

Total selling, general and administrative expense	3,011.1	3,124.6	(3.6)%
Interest expense	150.5	172.9	(13.0)%
Amortization of other intangible assets	41.9	47.4	(11.6)%

Total expenses	21,307.1	20,267.4	5.1%

Income before income tax expense	1,118.9	1,136.5	(1.5)%
Income tax expense	372.0	518.7	(28.3)%

Net income	$746.9	$617.8	20.9%

Net income per diluted share	$2.80	$2.30	21.7%

Diluted shares	267.0	268.1	(0.4)%
Benefit expense as a percentage of premiums	87.0%	85.5%	150bp
Selling, general and administrative expense as a percentage of total operating revenue	13.6%	14.8%	(120)bp
Income before income taxes as a percentage of total revenue	5.0%	5.3%	(30)bp

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Nine Months Ended September 30
	2017	2016	Change
Revenues
Premiums	$62,561.4	$58,723.0	6.5%
Administrative fees	4,031.3	3,956.8	1.9%
Other revenue	21.5	29.3	(26.6)%

Total operating revenue	66,614.2	62,709.1	6.2%
Net investment income	627.6	566.9	10.7%
Net realized gains (losses) on financial instruments	138.2	(23.8)	NM
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(22.5)	(134.1)	(83.2)%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	1.6	30.5	(94.8)%

Other-than-temporary impairment losses recognized in income	(20.9)	(103.6)	(79.8)%

Total revenues	67,359.1	63,148.6	6.7%

Expenses
Benefit expense	53,563.6	49,266.5	8.7%
Selling, general and administrative expense:
Selling expense	1,042.0	1,039.9	0.2%
General and administrative expense	8,214.2	8,254.0	(0.5)%

Total selling, general and administrative expense	9,256.2	9,293.9	(0.4)%
Interest expense	575.4	545.7	5.4%
Amortization of other intangible assets	124.3	145.7	(14.7)%

Total expenses	63,519.5	59,251.8	7.2%

Income before income tax expense	3,839.6	3,896.8	(1.5)%

Income tax expense	1,227.5	1,795.4	(31.6)%

Net income	$2,612.1	$2,101.4	24.3%

Net income per diluted share	$9.70	$7.84	23.7%

Diluted shares	269.4	267.9	0.6%

Benefit expense as a percentage of premiums	85.6%	83.9%	170bp
Selling, general and administrative expense as a percentage of total operating revenue	13.9%	14.8%	(90)bp

Income before income taxes as a percentage of total revenue	5.7%	6.2%	(50)bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,097.2	$4,075.3
Investments available-for-sale, at fair value:
Fixed maturity securities	18,697.3	17,163.1
Equity securities	1,452.6	1,468.5
Other invested assets, current	16.9	15.8
Accrued investment income	158.3	164.5
Premium and self-funded receivables	5,692.0	5,860.8
Other receivables	2,130.2	2,536.6
Income taxes receivable	—	168.7
Securities lending collateral	907.2	1,079.8
Other current assets	1,822.0	1,781.8

Total current assets	36,973.7	34,314.9

Long-term investments available-for-sale, at fair value:
Fixed maturity securities	533.3	524.4
Equity securities	32.3	31.4
Other invested assets, long-term	2,442.1	2,240.5
Property and equipment, net	2,049.2	1,977.9
Goodwill	17,587.8	17,561.2
Other intangible assets	7,840.6	7,964.9
Other noncurrent assets	850.9	467.9

Total assets	$68,309.9	$65,083.1

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,963.9	$7,892.6
Reserves for future policy benefits	72.1	71.8
Other policyholder liabilities	2,471.7	2,221.1

Total policy liabilities	10,507.7	10,185.5
Unearned income	1,950.2	971.9
Accounts payable and accrued expenses	4,454.2	4,014.9
Income taxes payable	187.5	—
Security trades pending payable	164.7	93.5
Securities lending payable	906.4	1,078.9
Short-term borrowings	1,180.0	440.0
Current portion of long-term debt	1,273.4	928.4
Other current liabilities	3,788.4	3,581.3

Total current liabilities	24,412.5	21,294.4

Long-term debt, less current portion	13,777.3	14,358.5
Reserves for future policy benefits, noncurrent	618.5	666.1
Deferred tax liabilities, net	2,609.3	2,779.9
Other noncurrent liabilities	944.0	883.8

Total liabilities	42,361.6	39,982.7

Shareholders’ equity
Common stock	2.6	2.6
Additional paid-in capital	8,765.1	8,805.1
Retained earnings	17,306.6	16,560.6
Accumulated other comprehensive loss	(126.0)	(267.9)

Total shareholders’ equity	25,948.3	25,100.4

Total liabilities and shareholders’ equity	$68,309.9	$65,083.1

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Nine Months Ended September 30
	2017	2016
Operating activities
Net income	$2,612.1	$2,101.4
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on financial instruments	(138.2)	23.8
Other-than-temporary impairment losses recognized in income	20.9	103.6
Loss on disposal of assets	3.5	3.5
Deferred income taxes	(237.5)	81.6
Amortization, net of accretion	581.2	601.7
Depreciation expense	81.7	77.7
Share-based compensation	130.7	124.3
Excess tax benefits from share-based compensation	—	(48.7)
Changes in operating assets and liabilities:
Receivables, net	611.6	(176.2)
Other invested assets	(26.2)	(17.7)
Other assets	(517.0)	(925.2)
Policy liabilities	274.6	(249.5)
Unearned income	969.8	467.9
Accounts payable and accrued expenses	563.7	86.9
Other liabilities	251.0	381.6
Income taxes	356.2	410.6
Other, net	(52.1)	(53.9)

Net cash provided by operating activities	5,486.0	2,993.4

Investing activities
Purchases of fixed maturity securities	(10,270.5)	(7,624.0)
Proceeds from sales and maturities of fixed maturity securities	9,055.9	6,980.3
Purchases of equity securities	(481.3)	(1,178.3)
Proceeds from sales of equity securities	620.8	1,210.4
Purchases of other invested assets	(252.8)	(348.3)
Proceeds from sales of other invested assets	163.7	273.1
Change in collateral and settlements of non-hedging derivatives	64.9	(21.0)
Changes in securities lending collateral	172.5	(58.4)
Purchases of subsidiaries, net of cash acquired	(33.9)	—
Net purchases of property and equipment	(512.9)	(415.6)
Other, net	11.9	(3.0)

Net cash used in investing activities	(1,461.7)	(1,184.8)

Financing activities
Net proceeds from/(repayments of) commercial paper borrowings	686.5	(177.5)
Net proceeds from/(repayments of) short-term borrowings	740.0	(100.0)
Net repayments of long-term borrowings	(929.9)	—
Changes in securities lending payable	(172.5)	58.4
Changes in bank overdrafts	(126.5)	311.5
Proceeds from sale of put options	0.9	—
Repurchase and retirement of common stock	(1,635.4)	—
Change in collateral and settlements of debt-related derivatives	(175.6)	(1,034.0)
Cash dividends	(525.4)	(512.7)
Proceeds from issuance of common stock under employee stock plans	177.6	91.2
Taxes paid through withholding of common stock under employee stock plans	(46.0)	(63.6)
Excess tax benefits from share-based compensation	—	48.7

Net cash used in financing activities	(2,006.3)	(1,378.0)

Effect of foreign exchange rates on cash and cash equivalents	3.9	1.9

Change in cash and cash equivalents	2,021.9	432.5
Cash and cash equivalents at beginning of year	4,075.3	2,113.5

Cash and cash equivalents at end of period	$6,097.2	$2,546.0

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Nine Months Ended September 30		Years Ended December 31
	2017	2016	2016	2015	2014
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$7,892.6	$7,569.8	$7,569.8	$6,861.2	$6,127.2
Ceded medical claims payable, beginning of period	(539.1)	(645.6)	(645.6)	(767.4)	(23.4)

Net medical claims payable, beginning of period	7,353.5	6,924.2	6,924.2	6,093.8	6,103.8

Business combinations and purchase adjustments	—	—	—	121.8	—
Net incurred medical claims:
Current year	53,505.6	49,091.4	66,371.4	60,708.4	56,305.8
Prior years redundancies(1)	(1,066.3)	(772.8)	(850.4)	(800.2)	(541.9)

Total net incurred medical claims	52,439.3	48,318.6	65,521.0	59,908.2	55,763.9

Net payments attributable to:
Current year medical claims	45,998.2	42,331.9	59,156.6	54,067.7	50,353.9
Prior years medical claims	5,932.1	5,835.5	5,935.1	5,131.9	5,420.0

Total net payments	51,930.3	48,167.4	65,091.7	59,199.6	55,773.9

Net medical claims payable, end of period	7,862.5	7,075.4	7,353.5	6,924.2	6,093.8
Ceded medical claims payable, end of period	101.4	397.5	539.1	645.6	767.4

Gross medical claims payable, end of period	$7,963.9	$7,472.9	$7,892.6	$7,569.8	$6,861.2

Current year medical claims paid as a percentage of current year net incurred medical claims	86.0%	86.2%	89.1%	89.1%	89.4%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	17.0%	12.6%	14.0%	15.1%	9.7%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.6%	1.3%	1.4%	1.4%	1.0%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below.

	Three Months Ended September 30			Nine Months Ended September 30
(In millions, except per share data)	2017	2016	Change	2017	2016	Change
Net income	$746.9	$617.8	20.9%	$2,612.1	$2,101.4	24.3%
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(114.7)	(88.8)		(138.2)	23.8
Other-than-temporary impairment losses recognized in income	5.6	11.0		20.9	103.6
Transaction related costs	6.3	71.6		157.2	246.2
Income tax true-up of prior transaction costs	—	—		(69.3)	—
2015 cyber attack litigation settlement	—	—		115.0	—
Amortization of other intangible assets	41.9	47.4		124.3	145.7
Penn Treaty assessment costs	—	—		253.8	—
Deferred tax asset write-off from California tax legislation	—	—		—	20.7
Tax impact of non-GAAP adjustments	21.6	(2.2)		(190.4)	(166.1)

Net adjustment items	(39.3)	39.0		273.3	373.9

Adjusted net income	$707.6	$656.8	7.7%	$2,885.4	$2,475.3	16.6%

Net income per diluted share	$2.80	$2.30	21.7%	$9.70	$7.84	23.7%
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(0.43)	(0.33)		(0.51)	0.09
Other-than-temporary impairment losses recognized in income	0.02	0.04		0.08	0.39
Transaction related costs	0.02	0.27		0.58	0.92
Income tax true-up of prior transaction costs	—	—		(0.26)	—
2015 cyber attack litigation settlement	—	—		0.43	—
Amortization of other intangible assets	0.16	0.18		0.46	0.54
Penn Treaty assessment costs	—	—		0.94	—
Deferred tax asset write-off from California tax legislation	—	—		—	0.08
Tax impact of non-GAAP adjustments	0.08	(0.01)		(0.71)	(0.62)
Rounding Impact	—	—		—	—

Net adjustment items	(0.15)	0.15		1.01	1.40

Adjusted net income per diluted share	$2.65	$2.45	8.2%	$10.71	$9.24	15.9%

	Full Year 2017 Outlook
Net income per diluted share	$10.80 - $10.90
Add / (Subtract):
Net realized (gains)/losses on financial instruments	(0.51)
Other-than-temporary impairment losses recognized in income	0.08
Transaction related costs	0.58
Income tax true-up of prior transaction costs	(0.26)
2015 cyber attack litigation settlement	0.43
Penn Treaty assessment costs	0.94
Amortization of other intangible assets	Approximately $0.60
Tax impact of non-GAAP adjustments	Approximately ($0.76)

Net adjustment items	Approximately $1.10

Adjusted net income per diluted share	$11.90 - $12.00

	Three Months Ended September 30			Nine Months Ended September 30
(In millions)	2017	2016	Change	2017	2016	Change
Reportable segments operating gain	$982.0	$1,078.1	(8.9)%	$3,794.4	$4,148.7	(8.5)%
Net investment income	220.2	200.9		627.6	566.9
Net realized gains/(losses) on financial instruments	114.7	88.8		138.2	(23.8)
Other-than-temporary impairment losses recognized in income	(5.6)	(11.0)		(20.9)	(103.6)
Interest expense	(150.5)	(172.9)		(575.4)	(545.7)
Amortization of other intangible assets	(41.9)	(47.4)		(124.3)	(145.7)

Income from continuing operations before income tax expense	$1,118.9	$1,136.5	(1.5)%	$3,839.6	$3,896.8	(1.5)%

Forward-Looking Statements

This document contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward- looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. These risks and uncertainties include: those discussed and identified in our public filings with the U.S. Securities and Exchange Commission, or SEC; increased government participation in, or regulation or taxation of, health benefits and managed care operations, including, but not limited to, the impact of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, or Health Care Reform, and the impact of any future modification, repeal or replacement of Health Care Reform; trends in health care costs and utilization rates; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; our participation in federal and state health insurance exchanges under Health Care Reform, which have experienced and continue to experience challenges due to implementation of Health Care Reform, and which entail uncertainties associated with the mix and volume of business, particularly in our Individual and Small Group markets, that could negatively impact the adequacy of our premium rates and which may not be sufficiently offset by the risk apportionment provisions of Health Care Reform; the ultimate outcome of litigation between Cigna Corporation (“Cigna”) and us related to the merger agreement between the parties, including our claim for damages against Cigna, Cigna’s claim for payment of a termination fee and other damages against us, and the potential for such litigation to cause us to incur substantial costs, materially distract management and negatively impact our reputation and financial positions; our ability to contract with providers on cost-effective and competitive terms; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon and funding risks with respect to revenue received from participation therein; a downgrade in our financial strength ratings; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; medical malpractice or professional liability claims or other risks related to health care services provided by our subsidiaries; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties; our inability to meet customer demands, and sanctions imposed by governmental entities, including the Centers for Medicare and Medicaid Services; events that result in negative publicity for us or the health benefits industry; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; state guaranty fund assessments for insolvent insurers; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of investigations, inquiries, claims and litigation related to the cyber attack we reported in February 2015; changes in economic and market conditions, as well as regulations that may negatively affect our investment portfolios and liquidity; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative effect from our substantial amount of outstanding indebtedness; general risks associated with mergers, acquisitions and strategic alliances; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; future public health epidemics and catastrophes; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. We do not undertake to update or revise any forward-looking statements, except as required by applicable securities laws. Investors are also advised to carefully review and consider the various risks and other disclosures discussed in our SEC reports.